Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com
www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Third Quarter Fiscal Year 2012 Results

New China Division, WCMC, Contributes 29% to Consolidated Revenues

Center Valley, PA – February 14, 2012 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and systems with customers in the alternative energy, cleantech, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the third quarter of fiscal year 2012, the period ended December 31, 2011.

Third Quarter of Fiscal 2012 Financial Overview

	Q3 FY2012	Q3 FY2011	Q2 FY2012
Revenue	$10.9M	$9.7M	$7.1M
Gross Profit [Margin]	$740K [7%]	$2.9M [30%]	$1.9M [27%]
SG&A Expenses	$1.9M	$1.3M	$1.9M
(Loss) income from operations	$(1.2M)	$1.6M	$(39K)
Net (loss) income	$(1.1M)	$829K	$(88K)
Net (loss) income per share (diluted)	$(0.07)	$0.04	$(0.01)

Third Quarter Operational Highlights

•
TechPrecision’s Wuxi Critical Mechanical Components Co. Ltd, or WCMC, division in China, continued to expand its pipeline of opportunities. WCMC has been qualified, in China, for five alternative energy product lines by four separate customers and is positioned to receive volume production orders in the near future. The product lines qualified include, multi-crystalline solar chambers, mono-crystalline solar chambers and sapphire LED chambers.

•
WCMC contributed $3.2 million or 29% of consolidated revenue during the quarter ended December 31, 2011. WCMC remains strategically positioned to benefit from the solar industry’s shift from PV multi-crystalline to mono-crystalline and sapphire, with customers and capacity pre-qualified. In addition, management expects to participate in multiple product lines for its largest customer, compared to the single product line produced historically.

•
Ranor, the Company’s Massachusetts-based subsidiary, remains well-positioned to serve the nuclear, defense and sapphire industries in the United States. During the third quarter, a decision was made by management to prioritize an urgent project requirement for a key customer. This decision impacted Ranor’s revenue by approximately $1.1 million and contributed to losses that lowered consolidated margins.

“We continue to make progress in our efforts to expand TechPrecision’s operations, and this progress is demonstrated by the favorable financial contribution from our WCMC facility,” said Mr. James Molinaro, CEO of TechPrecision Corporation. “WCMC exceeded our expectations by qualifying five product lines for four customers, while also contributing 29% of the consolidated third quarter revenue and delivering positive net margin. We are disappointed with the revenue and profitability contribution from our Ranor subsidiary. However, as we have stated before, Ranor is re-purposing its capacity after its largest customer moved production to Asia. This impacted over 50% of Ranor’s historical revenue base and resulted in Ranor now having to develop new products which to date, have suffered from first article and prototype development costs and associated lower gross margins. In addition, a decision was made to prioritize an important project that was critical to one of our key customers. While there were short-term adverse impacts to our bottom-line, we believe the long-term benefit of supporting this customer is key to Ranor’s future.”

Third Quarter Results

For the three months ended December 31, 2011, sales increased 12%, or $1.2 million to $10.9 from $9.7 million in the year-ago period and increased $3.8 million or 52% sequentially from $7.1 million in the second quarter of fiscal 2012. The primary reason for the increase over prior year was $1.9 million in incremental sales from commercial and industrial customers. This increase was partially offset by lower sales volumes from defense and aerospace customers ($0.5 million), medical customers ($0.1 million) and nuclear power customers ($0.1 million) when compared to the third quarter sales in the prior year. Net sales to customers in the alternative energy markets for the third quarter were flat at $6.6 million. The sequential increase in net sales over the second quarter of this year was due primarily to $3.4 million of alternative energy production completed during the second quarter but delivered during the third quarter.

Cost of sales for the quarter ended December 31, 2011 increased by $3.3 million to $10.1 million, an increase of 48%, from $6.8 million for the comparable third quarter of fiscal 2011. Gross margin was 7% in the third fiscal quarter of 2012 compared to a gross margin of 30% during the third quarter of fiscal 2011 and 27% in the second fiscal quarter of 2012. Third quarter gross margins were negatively impacted by $0.6 million of contract losses and lower margins on prototyping and first article production incurred at Ranor. Selling, general and administrative expenses for the third quarter of fiscal 2012 increased to $1.9 million from $1.3 million in the year ago third quarter ended December 31, 2010 and remained flat at $1.9 million compared with second quarter of fiscal 2012. Net loss was $1.1 million, or ($0.07) per share basic and fully diluted compared to net income of $829,126, or $0.06 per share basic and $0.04 per share diluted for the quarter ended December 31, 2010.

Year-to-Date Results

For the nine months ended December 30, 2011, sales increased 12% or $3.0 million to $27.2 million from $24.2 million in the year-ago period.  The sales increase was attributable to $4.5 million in incremental sales from commercial and industrial customers and $1.6 million in increased sales to nuclear customers compared to the same nine month period one year ago. These increases were partially offset by lower sales volumes from alternative energy customers ($2.5 million) and lower sales volumes from defense and aerospace customers ($0.4 million), and lower sales volume to medical customers ($0.2 million).  Sales from the Company’s new China subsidiary contributed $3.2 million or 12% of consolidated nine month revenues in the current fiscal year

Cost of sales for the fiscal nine months ended December 30, 2011 increased by $5.6 million to $22.1 million, an increase of 34%, from $16.4 million for the comparable nine month period ended December 31, 2010. Gross margin was 19% in the first nine months of fiscal 2012 compared to a gross margin of 32% in the same period in fiscal 2011. Margins were negatively impacted by contract losses and lower margins on first article and prototype production at Ranor, which were partially offset by positive margin contributions from WCMC. Selling, general and administrative expenses for the nine months ended December 31, 2011 increased to $5.6 million from $3.4 million for nine month period ended December 30, 2010, reflecting an increase of $2.2 million or 64%. Net loss was $854,979 or ($0.05) per share basic and diluted for the nine months ended December 31, 2011 as compared to net income of $2.5 million or $0.18 per share basic and $0.12 per share diluted for the same period ended December 31, 2010.

Financial Condition

At December 31, 2011, TechPrecision had working capital of $11.4 million, as compared with working capital of $13.6 million at March 31, 2011, a decrease of $2.2 million. Cash used by operations was $2.7 million for the nine months ended December 31, 2011 as compared to cash provided by operations of $2.3 million for the nine months ended December 31, 2010. The decrease in operating cash flow was due to the net effect of a decrease in net income, increases in costs incurred on uncompleted contracts, prepaid taxes, other current assets and other noncurrent assets, and a decrease in deferred revenues, partially offset by a decreases in accounts receivable and inventory, increases in accounts payable, accrued expenses and accrued taxes during the nine months ended December 31, 2011. As of December 31, 2011, the Company had $3.1 million of cash and cash equivalents, and borrowing capability of $2.0 million on its untapped revolving line of credit. Management believes its cash, plus undrawn credit capacity, are adequate for forecasted capital needs. Long-term debt at December 31, 2011 was $7.2 million representing an increase of $0.6 million, compared to $6.6 million at March 31, 2011.

Business Outlook

“We expect to grow revenues on a sequential basis during the fourth quarter and return to profitability on a consolidated basis,” concluded Mr. Molinaro. “I would reiterate that, as occurred in the third quarter, the shift of a large single-order could impact our actual results. As we continue to increase revenues, a single-order event will be less impactful to a quarter and our financial results.”

“I am excited to have added Bob Francis, a proven executive with multi-site operational experience, as Ranor’s new president and general manager, and I am confident Bob will quickly implement improvements to Ranor’s business model,” added Mr. Molinaro. “Bob is focused on increasing Ranor’s manufacturing efficiency, enabling us to fully utilize our capacity and unique capabilities so we can deliver growth and profitability. Coupled with WCMC, which is now qualified to manufacture five different product lines, we are positioned to quickly return to profitability and growth in Q4.”

TechPrecision’s backlog at the end of the third quarter of fiscal 2012 totaled $19.3 million compared with a backlog of $29.9 million at September 30, 2011 and $27.2 million at December 31, 2010. On January 14, 2012, the Company received an additional purchase order for $4.8 million to produce poly silicon chambers in the U.S. On February 11, 2012 the Company entered into a purchase agreement with a key alternative energy customer that contemplates $9.5 million in purchase orders to produce sapphire LED furnaces, in China, beginning in March 1, 2012 and continuing through February 28, 2013.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Tuesday, February 14, 2012. To participate in the live conference call, please dial 1-877-941-2068 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-480-629-9712. When prompted by the operator, mention Conference Passcode 4513607.

A replay will be available for one week starting on Tuesday, February 14, 2012, at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 4513607.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://viavid.net/dce.aspx?sid=00009398.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiaries Ranor, Inc. and Wuxi Critical Mechanical Components Co. Ltd., globally manufactures large scale metal fabricated and machined precision components and systems. These products are used in a variety of markets including: alternative energy (Solar, Wind and LED), cleantech, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

 ###

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$10,864,011	$9,670,418	$27,187,618	$24,205,239
Cost of sales	10,124,081	6,814,384	22,105,308	16,448,066
Gross profit	739,930	2,856,034	5,082,310	7,757,173
Selling, general and administrative expenses	1,924,095	1,273,748	5,610,744	3,413,102
(Loss) income from operations	(1,184,165)	1,582,286	(528,434)	4,344,071
Other income (expenses):
Other income	16,373	--	16,373	62,875
Interest expense	(77,547)	(103,779)	(214,769)	(321,796)
Interest income	4,316	1,613	14,723	8,215
Finance costs	--	(110,931)	--	(116,110)
Total other income (expense), net	(56,858)	(213,097)	(183,673)	(366,816)
Income (loss) before income taxes	(1,241,023)	1,369,189	(712,107)	3,977,255
Income tax expense (benefit)	(92,682)	540,063	142,871	1,473,179
Net (loss) income	$(1,148,341)	$829,126	$(854,978)	$2,504,076
Net (loss) income per share of common stock (basic)	$(0.07)	$0.06	$(0.05)	$0.18
Net (loss) income per share (fully diluted)	$(0.07)	$0.04	$(0.05)	$0.12
Weighted average number of shares outstanding (basic)	17,072,721	14,283,346	16,364,844	14,248,601
Weighted average number of shares outstanding (fully diluted)	17,072,721	21,646,768	16,364,844	21,071,813

 TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31, 2011	March 31, 2011

Current assets
Cash and cash equivalents	$3,086,070	$7,541,000
Accounts receivable, less allowance for doubtful accounts of $25,010	5,543,444	5,578,072
Costs incurred on uncompleted contracts, in excess of progress billings	4,934,239	2,519,908
Inventories - raw materials	292,403	723,400
Other current assets	669,507	441,833
Current deferred taxes	641,458	462,226
Prepaid taxes	991,560	122,263
Total current assets	16,158,681	17,388,702
Property, plant and equipment, net	7,303,075	3,139,692
Building and equipment under construction	--	2,172,420
Collateral deposit	224,376	--
Deferred loan cost, net	163,299	181,141
Total assets	$23,849,431	$22,881,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,320,334	$1,093,350
Accrued expenses	1,759,532	958,009
Accrued taxes	157,703	--
Deferred revenues	154,057	382,130
Current maturity of long-term debt	1,362,766	1,371,767
Total current liabilities	4,754,392	3,805,256

Long-term debt, including capital leases	5,814,580	5,217,421
Deferred tax liability	106,021	--

STOCKHOLDERS’ EQUITY
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Convertible Convertible Preferred Stock, with 7,325,982 and 8,878,982 shares issued and September 30, 2009 outstanding at December 31, 2011 and March 31, 2011, respectively (liquidation preference of $2,087,905 and $2,530,510 at December 31, 2011 and March 31, 2011, respectively)	1,701,077	2,039,631
Common stock -par value $.0001 per share, authorized, 90,000,000 shares, issued and outstanding, 17,505,204 shares at December 31, 2011 and 15,422,888 at March 31, 2011, respectively	1,751	1,543
Additional paid in capital	4,092,130	3,346,916
Accumulated other comprehensive (loss) income	(230,825)	5,905
Retained earnings	7,610,305	8,465,283
Total stockholders’ equity	13,174,438	13,859,278
Total liabilities and stockholders' equity	$23,849,431	$22,881,955

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended
	December 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(854,978)	$2,504,076
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	370,289	275,006
Gain on sale of equipment	--	(62,875)
Write-off deferred loan costs	--	68,188
Share based compensation	372,385	120,399
Deferred income taxes	91,188	122,940
Changes in operating assets and liabilities:
Accounts receivable	40,998	(419,253)
Inventory – raw materials	437,494	106,252
Costs incurred on uncompleted contracts, in excess of progress billings	(2,414,331)	(2,625,927)
Other current assets	(226,468)	237,508
Prepaid taxes	(869,047)	--
Other noncurrent assets	(224,376)	--
Accounts payable	218,335	1,172,670
Accrued expenses	381,942	(183,866)
Accrued taxes	157,703	243,279
Deferred revenues	(228,074)	727,961
Net cash (used in) provided by operating activities	(2,746,940)	2,286,358

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from sale of equipment	--	60,000
Purchases of property, plant and equipment	(2,342,542)	(130,554)
Building and equipment under construction	--	(650,498)
Net cash used in investing activities	(2,342,542)	(721,052)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital distribution to WMR Realty Partners	--	(1,326,162)
Proceeds from exercised stock options	35,511	15,501
Tax (expense) benefit from share based compensation	(1,030)	9,835
Deferred loan costs	--	(171,212)
Borrowings of long-term debt	1,699,397	4,321,544
Repayment of long-term debt, including capital leases	(1,111,239)	(4,260,526)
Net cash provided by (used in) financing activities	622,639	(1,411,020)
Effect of exchange rate on cash and cash equivalents	11,913	--
Net (decrease) increase in cash and cash equivalents	(4,454,930)	154,286
Cash and cash equivalents, beginning of period	7,541,000	8,774,223
Cash and cash equivalents, end of period	$3,086,070	$8,928,509

 ###